EXHIBIT 10.3

MORGAN STANLEY

2007 EQUITY INCENTIVE COMPENSATION PLAN

AWARD CERTIFICATE FOR

[YEAR] PERFORMANCE STOCK UNITS

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Performance stock units generally.	2
2.	Performance measures.	3
3.	Vesting and conversion.	4
4.	Special provision for certain employees.	5
5.	Dividend equivalent payments.	6
6.	Death, Disability and Full Career Retirement.	6
7.	Involuntary termination by the Firm.	8
8.	Governmental Service.	8
9.	Change in Control.	9
10.	Specified employees.	9
11.	Cancellation of awards under certain circumstances.	9
12.	Tax and other withholding obligations.	11
13.	Obligations you owe to the Firm.	12
14.	Nontransferability.	12
15.	Designation of a beneficiary.	12
16.	Ownership and possession.	12
17.	Securities law compliance matters.	13
18.	Compliance with laws and regulation.	13
19.	No entitlements.	13
20.	Consents under local law.	14
21.	Award modification.	14
22.	Governing law.	14
23.	Defined terms.	14

MORGAN STANLEY

[YEAR]

DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE FOR PERFORMANCE STOCK UNITS

Morgan Stanley has awarded you performance stock units (PSUs) as part of your discretionary long-term incentive compensation for services provided during [year] and as an incentive for you to remain in Employment and provide services to the Firm. This Award Certificate sets forth the general terms and conditions of your [year] performance stock unit award. The number of PSUs in your Target Award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your [year] PSU award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, in order to understand the terms and conditions of your performance stock unit award.

Your PSU award is made pursuant to the Plan. References to “performance stock units” or “PSUs” (which terms are used interchangeably) in this Award Certificate mean only those performance stock units included in your [year] PSU award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of your PSU award is, among other things, to align your interests with the interests of the Firm and Morgan Stanley’s stockholders, to reward you for your continued Employment and service to the Firm in the future and your compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, the number of PSUs that you earn will depend on the Company’s performance during the Performance Period. Moreover, you will earn PSUs included in your [year] PSU award only if you (1) remain in continuous Employment through the Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 11(c) below and (3) satisfy obligations you owe to the Firm as set forth in Section 13 below. Even if your PSUs have vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 11(c) below. As Morgan Stanley deems appropriate, Morgan Stanley will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or during a specified period of time prior to each Scheduled Conversion Date. If you fail to timely provide any required certification or other evidence, Morgan Stanley will cancel your award. It is your responsibility to provide the Executive Compensation Department with your up-to-date contact information.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 23 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 23 below have the meanings set forth in the Plan.

1.	Performance stock units generally.

Each PSU corresponds to one share of Morgan Stanley common stock. A PSU constitutes a contingent and unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the PSU. As the holder of PSUs, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock corresponding to your PSUs unless and until your PSUs convert to shares.

2.	Performance measures.

The portion, if any, of your Target Award that you earn will be based on Morgan Stanley performance against the performance measures set forth in this Section 2 and the other terms and conditions of this Award Certificate, and may vary from zero to two times the number of PSUs included in your Target Award.

(a) Morgan Stanley’s Return on Equity.    One-half of your Target Award will be earned based on MS ROE. The number of PSUs that you earn based on MS ROE (subject to vesting and the other terms and conditions of your award) will be determined by multiplying the number of PSUs representing one-half of the Target Award by a multiplier determined as follows:

•	If MS ROE is less than 7.5%, the multiplier will be zero

•	If MS ROE is 7.5%, the multiplier will be .25

•	If MS ROE is 12.0%, the multiplier will be 1.00

•	If MS ROE is 18.0% or more, the multiplier will be 2.00

If MS ROE is between two thresholds, then the multiplier will be obtained by straight-line interpolation between the two thresholds. For example, if MS ROE is 15%, the multiplier will be 1.50. If MS ROE is less than 7.5%, you will not earn any PSUs as a result of the MS ROE measure, and one-half of your [year] PSU award will be canceled.

Notwithstanding the foregoing, one-half of your Target Award will be earned based on MS Average ROE, instead of MS ROE, in the event of (i) your death, or a Change in Control, prior to the Scheduled Vesting Date or (ii) your Governmental Service Termination, or your acceptance of employment at a Governmental Employer following your termination of Employment, prior to Morgan Stanley’s release of its earnings information for [last year of performance period].

(b) Relative Total Shareholder Return.    One-half of your Target Award will be earned based on Morgan Stanley’s Total Shareholder Return as compared to the Total Shareholder Return of each member of the Comparison Group. The number of PSUs that you earn based on Morgan Stanley’s TSR as compared to the TSR of each member of the Comparison Group (subject to vesting and the other terms and conditions of your award) will be determined by multiplying the number of PSUs representing one-half of your Target Award by a multiplier determined in accordance with the following performance grid:

MS TSR Rank	Multiplier
1	2.00
2	1.75
3	1.50
4	1.25
5	1.00
6	0.75
7	0.50
8	0.25
9	0.00
10	0.00

In the event that any member of the Comparison Group is involved in any event that results in such member ceasing to be traded on a national exchange at any time during the Performance Period or in the event that the Committee determines, in its sole discretion, that a change in circumstances of a member of the Comparison Group during the Performance Period would cause the inclusion of such entity in the Comparison Group to no longer be appropriate, then, in each case, such entity shall be removed as a member of the Comparison Group and the performance grid described above relating to the relative TSR performance goal will be adjusted based on the number of companies remaining in the Comparison Group, with a rank of “1” resulting in a multiplier of 2 and the “last” rank resulting in a multiplier of 0; provided that, in the event all but one member of the Comparison Group are removed, then the performance grid will be adjusted such that a rank of first results in a multiplier of 1 and a rank of last results in a multiplier of 0; provided, further, in the event all members of the Comparison Group are removed, then the performance grid will be adjusted such that the multiplier will be 1. The multiplier for the ranks in between first and last will be determined based on straight-line interpolation.

(c) Adjustments.    If an event occurs with respect to Morgan Stanley or any member of the Comparison Group that renders, in the sole determination of the Committee, any of the performance measures set forth in Section 2(a) or Section 2(b) to no longer be appropriate, then the Committee may adjust such measures, as it deems appropriate in its sole discretion, to carry out the intent of the original terms of this award.

3.	Vesting and conversion.

(a) Vesting schedule.    Except as otherwise provided in this Award Certificate, you will vest in any PSUs that are earned in accordance with Section 2 on the Scheduled Vesting Date.1 Except as otherwise provided in this Award Certificate, PSUs will vest only if you continue to provide future services to the Firm by remaining in continuous Employment through the Scheduled Vesting Date and providing value added services to the Firm during this timeframe. The special vesting terms set forth in Sections 6, 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 7 or (iv) upon a Governmental Service Termination. Vested PSUs remain subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Conversion.    Except as otherwise provided in this Award Certificate, your PSUs, to the extent earned and vested, will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date, with any fractional shares to be distributed in cash.2 The special conversion provisions set forth in Sections 6(a), 6(b) and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death or you die after termination of your Employment or (ii) upon your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 8(b).

No PSUs will convert to shares of Morgan Stanley common stock following the end of the Performance Period until the Committee certifies the extent to which the performance criteria set forth in Section 2 have been satisfied.

The shares delivered upon conversion of PSUs pursuant to this Section 3(b) will not be subject to any transfer restrictions, other than those that may arise under the securities laws, the Firm’s policies or Section 13 below, or to cancellation under the circumstances set forth in Section 11(c), but will be subject to clawback as set forth in Section 3(c).

(c) Clawback.    In the event and to the extent the Committee reasonably determines that the performance certified by the Committee, and on the basis of which PSUs were converted to shares of Morgan Stanley common stock, was based on materially inaccurate financial statements or other performance metric criteria, you will be obligated to repay to the Firm:

[1]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.
[2]	The conversion schedule presented in this form of Award Certificate is indicative. The conversion schedule applicable to awards may vary.

(1) the number of shares that were delivered upon conversion of your PSUs, less the number of shares that would have been delivered had your PSUs converted to shares based on accurate financial statements or other performance metric criteria (such number of shares determined in each case by the Committee and before satisfaction of tax or other withholding obligations pursuant to Section 12) (the “Clawback Shares”); provided, however, that to the extent that any of the Clawback Shares have been transferred, you shall repay to the Firm an amount equal to the number of Clawback Shares so transferred multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your PSUs converted to shares of Morgan Stanley common stock; plus

(2) any dividend equivalents that were paid on the Clawback Shares when your PSUs converted to shares; plus

(3) interest on the amounts described in the preceding clauses (1) and (2) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the repayment date.

(d) Accelerated conversion.    Morgan Stanley shall have no right to accelerate the conversion of any of your PSUs or the payment of any of your dividend equivalents, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes before your PSUs convert to shares of Morgan Stanley common stock or your dividend equivalents are paid or your incurring additional tax or interest under Section 409A. If any PSUs are converted to shares of Morgan Stanley common stock or any dividend equivalents are paid prior to the Scheduled Conversion Date pursuant to this Section 2(d), these shares or dividend equivalents may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by Morgan Stanley.

(e) Rule of construction for timing of conversion.    Whenever this Award Certificate provides for your PSUs to convert to shares, or your dividend equivalents to be paid, on the Scheduled Conversion Date or upon a different specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in conversion of your PSUs (or delivery of Morgan Stanley shares following conversion) or payment of your dividend equivalents, as applicable, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion or payment, as applicable, is made by December 31 of the year in which occurs the Scheduled Conversion Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your PSUs or payment of your dividend equivalents pursuant to Section 3(d), as applicable.

4.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, if Morgan Stanley considers you to be one of its executive officers at the time provided for the conversion of your vested PSUs and determines that your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code, Morgan Stanley shall delay payment of the nondeductible portion of your compensation, including delaying, to the extent nondeductible, conversion of your vested PSUs and payment of the dividend equivalents, unless the Committee, in its sole discretion, determines not to delay such conversion and payment. This delay will continue until your Separation from Service or, to the extent permitted under Section 409A, the end of the first earlier taxable year of the Firm as of the last day of which you are no longer an executive officer (subject to earlier conversion in the event of your death as described below).

5.	Dividend equivalent payments.

If Morgan Stanley pays a regular or ordinary dividend on its common stock, you will be credited with a dividend equivalent with respect to your PSU award in an amount equal to the amount of the dividend that would have been paid on a number of shares of Morgan Stanley common stock corresponding to your Target Award. Morgan Stanley will credit the dividend equivalents when it pays the corresponding dividend on its common stock. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to, your PSUs (provided that, subject to Section 3(e), the dividend equivalents may be paid following the date on which the PSUs convert to shares of Morgan Stanley common stock on the next administratively practicable payroll date). The amount of dividend equivalents paid to you will be based on the number of PSUs that actually convert to shares (and will be paid only if your PSUs convert to shares), provided that such dividend equivalents will be reduced to the extent that application of the performance measures set forth in Section 2 results in your earning less than the Target Award and will be increased to the extent that application of those performance measures results in your earning more than the Target Award. (For example, if you earn 80% of the Target Award based on the performance measures, 20% of the dividend equivalents credited in respect of regular or ordinary dividends will be canceled.) If your PSU award is subject to a pro rata reduction upon the termination of your Employment (as described below) and your award is to be paid on a date following such termination, the amount of dividend equivalents credited to you in respect of regular or ordinary dividends paid on Morgan Stanley common stock following your termination shall continue to be based on the number of shares of Morgan Stanley common stock corresponding to your Target Award, and the amount paid to you (subject to the other terms and conditions of this Award Certificate) shall be the amount calculated as provided above in this Section 5, in each case multiplied by the Pro Ration Fraction. If your PSU award is subject to a pro rata reduction upon the termination of your Employment and is paid out on such termination (as described below), the amount of dividend equivalents paid to you shall be calculated based on the number of shares of Morgan Stanley common stock corresponding to your Target Award (adjusted, if applicable, as provided in this Section 5) multiplied by the Pro Ration Fraction. In the event of a Change in Control, the Committee in its discretion may provide that any dividend equivalents credited in respect of your [year] PSU award following the Change in Control will be based on the number of shares of Morgan Stanley common stock earned as provided in Section 9 (rather than on the number of shares corresponding to your Target Award), it being understood that the amount of dividend equivalents actually paid to you on the Scheduled Conversion Date (or earlier as provided in this Award Certificate in the event of certain terminations of employment) will be calculated as provided in this Section 5.

Notwithstanding the foregoing, in the event your PSU award is canceled in full on or before the Scheduled Conversion Date, all dividend equivalents credited to you in respect of regular or ordinary dividends will be canceled.

The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Morgan Stanley in its sole discretion. Morgan Stanley will decide on the form of payment of dividend equivalents, if any, and may pay dividend equivalents in shares of Morgan Stanley common stock, in cash or in a combination thereof. No dividend equivalents will be paid to you on any canceled PSUs.

6.	Death, Disability and Full Career Retirement.

The following special earning, vesting and payment terms apply to your PSUs:

(a) Death during Employment.    If you die while Employed, then the number of PSUs that will vest, and the number of shares of Morgan Stanley common stock the beneficiary you have designated pursuant to Section 15 or the legal representative of your estate, as applicable, will receive as of the date of your death, will be determined by multiplying (i) the number of shares earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the date of your death, for which earnings information for Morgan Stanley has been released as of the date of your death by (ii) the Pro Ration Fraction, provided that your beneficiary or estate notifies the Firm of your death within 60 days following your death; provided further, that if your death occurs on or following the Scheduled Vesting Date, then your beneficiary or estate, as applicable, will receive shares (if any) in an amount and at such time that you would have received such shares had your death not occurred. For example, if your death occurs following the end of Morgan Stanley’s third quarter (but prior to the end of the fourth quarter) and earnings information has not been released by Morgan Stanley for such quarter, the performance measures will be applied as though the Performance Period ended with Morgan Stanley’s second quarter (provided Morgan Stanley has released earning information for such quarter).

After your death, the cancellation provisions set forth in Section 11(c) will no longer apply. The shares delivered upon conversion of PSUs pursuant to this Section 6(a) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to clawback as set forth in Section 3(c).

(b) Death after termination of Employment.    If you die following your termination of Employment as a result of your Disability, Full Career Retirement or an involuntary termination not involving any cancellation event and your [year] PSU award was not canceled in connection with your termination or thereafter, then the number of PSUs that will vest, and the number of shares of Morgan Stanley common stock the beneficiary you have designated pursuant to Section 15 or the legal representative of your estate, as applicable, will receive as of the date of your death, will be determined by multiplying (i) the number of shares that would have been delivered to you based on applying the performance measures set forth in Section 2 as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the date of your death for which earnings information for Morgan Stanley has been released as of the date of your death by (ii) the Pro Ration Fraction determined upon your termination of Employment, provided that your beneficiary or estate notifies the Firm of your death within 60 days following your death; provided further, that if your death occurs on or following the Scheduled Vested Date, then your beneficiary or estate, as applicable, will receive shares (if any) in an amount and at such time that you would have received such shares had your death not occurred.

After your death, the cancellation provisions set forth in Section 11(c) will no longer apply. The shares delivered upon conversion of PSUs pursuant to this Section 6(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to clawback as set forth in Section 3(c).

(c) Disability.     If your Employment terminates due to Disability, then, subject to any transfer restrictions and the cancellation provisions described herein, you will vest in a number of PSUs, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures described in Section 2, had you remained in Employment through the Scheduled Conversion Date, by (ii) the Pro Ration Fraction. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.

(d) Full Career Retirement.     If your employment terminates in a termination that satisfies the definition of Full Career Retirement, then, subject to any transfer restrictions and the cancellation provisions described herein, you will vest in a number of PSUs, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, equal to: (A) if your Full Career Retirement termination occurs on or before [January 1 of the year following the Date of the Award], the amount determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures set forth in Section 2, had you remained in Employment through the Scheduled Conversion Date, by (ii) the Pro Ration Fraction, and (B) if your Full Career Retirement termination occurs following [January 1 of the year following the Date of the Award], the number of shares that would have been delivered to you, based on the performance measures set forth in Section 2, had you remained in Employment through the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.

7.	Involuntary termination by the Firm.

If the Firm terminates your employment under circumstances not involving any cancellation event set forth in Section 11(c) and you sign an agreement and release satisfactory to the Firm, then, subject to any transfer restrictions and the cancellation provisions described herein, you will vest in a number of PSUs, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures set forth in Section 2, had you remained in Employment through the Scheduled Conversion Date, by (ii) the Pro Ration Fraction. If you do not sign such an agreement and release satisfactory to the Firm within the timeframe set by the Firm in connection with your involuntary termination as described in this Section 7, any PSUs that were unvested immediately prior to your termination shall be canceled. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.

8.	Governmental Service.

(a) General treatment of awards upon Governmental Service Termination.     If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 11(c), then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 8(c), you will vest in a number of PSUs, and receive as of the date of your Governmental Service Termination a number of shares of Morgan Stanley common stock, determined by multiplying (i) the number of shares earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the effective date of your Governmental Service Termination, for which earnings information for Morgan Stanley has been released as of the date of your Governmental Service Termination by (ii) the Pro Ration Fraction.

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment.     If (i) your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event set forth in Section 11(c), (ii) your [year] PSU award was not canceled in connection with your termination or thereafter, (iii) following your termination of Employment, you accept employment with a Governmental Employer, and (iv) you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 8(c), you will receive, upon your commencement of employment with such Governmental Employer, the number of shares determined by multiplying (x) the number of shares of Morgan Stanley common stock earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before your acceptance of employment at a Governmental Employer, for which earnings information for Morgan Stanley has been released as of such date by (y) the Pro Ration Fraction.

(c) Repayment obligation.     Shares delivered upon conversion of PSUs pursuant to Section 8(a) or 8(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to clawback as set forth in Section 3(c). Moreover, if you engage in any activity constituting a cancellation event set forth in Section 11(c) within the applicable period of time that would have resulted in cancellation of all or a portion of your PSUs had they not converted to shares pursuant to Section 8(a) or 8(b), you will be required to pay to Morgan Stanley an amount equal to:

(1) the number of PSUs that would have been canceled upon the occurrence of such cancellation event multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your PSUs converted to shares of Morgan Stanley common stock; plus

(2) any dividend equivalents that were paid to you on the number of PSUs described in the foregoing clause (1) when your PSUs converted to shares pursuant to Section 8(a) or 8(b); plus

(3) interest on the amounts described in the preceding clauses (1) and (2) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the payment date.

9.	Change in Control.

In the event of a Change in Control, you will receive on the Scheduled Conversion Date (subject to earlier payment as described in Section 6 upon death and in Section 8 in connection with “Governmental Service” and subject to any transfer restrictions and the cancellation provisions set forth herein) the number of shares earned based on the performance measures in Section 2 but applied as though the Performance Period ended with the last quarter of Morgan Stanley ending simultaneously with or before the effective date of the Change in Control; provided however, that no such payment shall be made if your Employment terminates following the Change in Control, but prior to the Scheduled Vesting Date, for any reason other than for death, Disability, Full Career Retirement, Governmental Service Termination or an involuntary termination not involving any cancellation event. For the avoidance of doubt, following a Change in Control, the provisions of this Award Certificate setting forth the consequences of a termination of employment shall continue to apply (including all provisions governing the timing of payment), except that whenever this Award Certificate provides for you to receive upon or following a termination of employment a number of shares determined by applying the Pro Ration Fraction, the Pro Ration Fraction shall be applied to the number of shares calculated pursuant to the immediately preceding sentence (e.g., applying the performance measures described herein as though the Performance Period ended with the last quarter of Morgan Stanley ending simultaneously with or before the effective date of the Change in Control).

10.	Specified employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, any conversion of your PSUs and payment of your accrued dividend equivalents that otherwise would occur upon your Separation from Service (including, without limitation, PSUs whose conversion was delayed due to Section 162(m) of the Internal Revenue Code, as provided in Section 4) will be delayed until the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 8(b) occurs at any time after the Date of the Award, conversion and payment will be made in accordance with Section 6 or 8, as applicable.

11.	Cancellation of awards under certain circumstances.

(a) Cancellation of unvested awards.     Your unvested PSUs, including any dividend equivalents credited on your PSUs, will be canceled if your Employment terminates for any reason other than death, Disability, a Full Career Retirement, an involuntary termination by the Firm described in Section 7 or a Governmental Service Termination.

(b) General treatment of vested awards.     Except as otherwise provided in this Award Certificate, your PSUs, to the extent earned and vested, including any dividend equivalents credited on your PSUs, will convert to shares of Morgan Stanley common stock or be paid, as applicable, on the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.

(c) Cancellation of awards under certain circumstances.     The cancellation events set forth in this Section 11(c) are designed, among other things, to incentivize compliance with the Firm’s policies (including the

Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 11(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 11(c) no longer apply).

Notwithstanding Morgan Stanley’s performance based on the measures set forth in Section 2 or your satisfaction of the vesting conditions of this Award Certificate, PSUs (and any dividend equivalents credited thereon) are not earned until the Scheduled Conversion Date (and until you satisfy all obligations you owe to the Firm as set forth in Section 13 below) and, unless prohibited by applicable law, will be canceled prior to the Scheduled Conversion Date in any of the circumstances set forth below in Section 11(c)(1) or (2). Although you will become the beneficial owner of shares of Morgan Stanley common stock following conversion of your PSUs, the Firm may retain custody of your shares following conversion of your PSUs (and any dividend equivalents credited thereon) pending any investigation or other review that impacts the determination as to whether the PSUs (and any dividend equivalents credited thereon) are cancellable under the circumstances set forth below and, in such an instance, the shares underlying such PSUs (and any dividend equivalents credited thereon) shall be forfeited in the event the Firm determines that the PSUs (and any dividend equivalents credited thereon) were cancellable under the circumstances set forth below.

(1) Competitive Activity.     If you resign Employment and engage in Competitive Activity prior to the Scheduled Conversion Date, your [year] PSU award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, including any dividend equivalents credited on your PSUs, will be canceled immediately, subject to applicable law.3

(2) Other Events.    If any of the following events occur at any time before the Scheduled Conversion Date, your [year] PSU award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, including any dividend equivalents credited on your PSUs, will be canceled immediately, subject to applicable law:

(i) Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the Scheduled Conversion Date);

(ii) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

[3]	Provided that, for the President and Chief Executive Officer only, this provision only applies if such termination is not a termination for Good Reason. For these purposes, Good Reason is defined as a resignation following: (i) his removal from the position of Chief Executive Officer of Morgan Stanley; (ii) his failure to be elected or reelected to the Board of Directors of Morgan Stanley; (iii) a change in his reporting relationship such that he is no longer reporting directly and solely to the Board of Directors of Morgan Stanley; (iv) a material diminution of his duties and responsibilities as the Chief Executive Officer of Morgan Stanley that is not agreed by the parties or the assignment to him of duties materially inconsistent with his position, duties or responsibilities, or any other material action by Morgan Stanley which is materially inconsistent or materially reduces his position, duties or responsibilities; (v) any material breach by Morgan Stanley of its material obligations to provide payments or benefits as required in his offer letter; or (vi) Morgan Stanley's requiring his principal office to be based at any office or location other than the office or location designated as Morgan Stanley’s principal executive offices.

Notwithstanding the foregoing, he will not be deemed to have resigned for Good Reason unless (i) he has given the Chairman of the Board written notification of his intention to do so, describing the factual basis for “Good Reason” and (ii) the event giving rise to “Good Reason” is not cured by Morgan Stanley within 30 business days after the Chairman of the Board’s receipt of the notice.

(iii) You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;

(iv) You engage in a Wrongful Solicitation;

(v) You make any Unauthorized Comments;

(vi) You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or

(vii) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation consistent with the notice period requirements undertaken by you in connection with your employment offer letter, Sign-On or Notice & Non-Solicitation Agreement or any other contractual obligation in connection with the terms and conditions of your employment, or, in the event no such prior contractual notice period requirements exist, you resign from your employment with the Firm without having provided the Firm prior written notice of your resignation of at least thirty (30) days.

12.	Tax and other withholding obligations.

Any vesting, whether on a Scheduled Vesting Date or some other date, of your PSU award (including dividend equivalents that have been credited in respect of your PSUs), and any conversion of PSUs or crediting or payment of dividend equivalents, shall be subject to the Firm’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act taxes). You authorize the Firm to withhold such taxes from any payroll or other payment or compensation to you, including by canceling or accelerating payment of a portion of this award (including any dividend equivalents that have been credited on your PSUs) in an amount not to exceed such taxes imposed upon such vesting, conversion, crediting or payment and any additional taxes imposed as a result of such cancellation or acceleration, and to take such other action as the Firm may deem advisable to enable it and you to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting or conversion of your PSUs or the crediting, vesting or payment of dividend equivalents. However, the Firm may not deduct or withhold such sum from any payroll or any other payment or compensation (including from your PSU award), except to the extent it is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your PSUs convert to shares of Morgan Stanley common stock (or your dividend equivalents are paid) or to incur interest or additional tax under Section 409A.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your PSUs by having Morgan Stanley withhold shares of Morgan Stanley common stock in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld will be valued using the fair market value of Morgan Stanley common stock on the date your PSUs convert (or such other appropriate date determined by Morgan Stanley based on local legal, tax or accounting rules and practices) using a valuation methodology established by Morgan Stanley. In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld.

13.	Obligations you owe to the Firm.

As a condition to the earning, payment, conversion or distribution of your award, the Firm may require you to pay such sum to the Firm as may be necessary to satisfy any obligation that you owe to the Firm. Notwithstanding any other provision of this Award Certificate, your award, even if vested or converted, is not earned until after such obligations and any tax withholdings or other deductions required by law are satisfied. Notwithstanding the foregoing, Morgan Stanley may not reduce the number of shares to be delivered upon conversion of your PSUs or the amount of dividend equivalents to be paid in respect of your award or delay the payment of your award to satisfy obligations that you owe to the Firm except (i) to the extent authorized under Section 12, relating to tax and other withholding obligations or (ii) to the extent such reduction or delay is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your PSUs convert to shares of Morgan Stanley common stock (or your dividend equivalents are paid) or to incur additional tax or interest under Section 409A.

Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

14.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your award, other than as provided in Section 15 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to your award will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

15.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of your award to be delivered or paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website at [website redacted].

Any shares or dividend equivalents that become deliverable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

If you previously filed a designation of beneficiary form for your equity awards with the Executive Compensation Department, such form will also apply to all of your equity awards, including this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or payments under this award, Morgan Stanley may determine in its sole discretion to deliver the shares or make the payments in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to this award.

16.	Ownership and possession.

(a) Before conversion.     Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your [year] PSU award unless and until your PSUs convert to shares. Without limiting the generality of the preceding sentence, you will not have any voting rights with respect to shares corresponding to your PSU award until PSUs convert to shares.

(b) Following conversion.     Subject to Section 11(c), following conversion of your PSUs you will be the beneficial owner of the shares of Morgan Stanley common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(c) Custody of shares.     Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.

17.	Securities law compliance matters.

Morgan Stanley may affix a legend to any stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your PSUs (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO THE MORGAN STANLEY 2007 EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR PERFORMANCE STOCK UNITS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR PERFORMANCE STOCK UNITS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

18.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

19.	No entitlements.

(a) No right to continued Employment.     This award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the Scheduled Vesting Date, the Scheduled Conversion Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards.     This award, and all other awards of PSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation.     Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

(d) Award terms control.     In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Firm and the terms set forth in this Award Certificate, the latter shall control.

20.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

21.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your award, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your award in a manner that would materially impair your rights in your award without your consent; provided, however, that Morgan Stanley may, but is not required to, without your consent, amend or modify your award in any manner that Morgan Stanley considers necessary or advisable to (i) comply with any Legal Requirement, (ii) ensure that your award does not result in an excise or other supplemental tax on the Firm under any Legal Requirement, or (iii) ensure that your award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to conversion of your PSUs to shares or delivery of such shares following conversion or the crediting or payment of dividend equivalents. Morgan Stanley will notify you of any amendment of your award that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources or the Chief Operating Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

22.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

23.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Morgan Stanley.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided further that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (x) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (y) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(d) “Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(e) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(f) “Comparison Group” means Bank of America, Barclays, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan Chase, UBS and Wells Fargo.

(g) “Competitor” means any corporation, partnership or other entity that competes, or that owns a significant interest in any corporation, partnership or other entity that competes, with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(h) “Confidential and Proprietary Information” means any information that is classified as confidential in the Firm’s Global Policy on Confidential Information or that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Confidential and Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Confidential and Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, electronic communications, videotapes, audiotapes, and oral communications.

(i) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the year in respect of which the award is made].

(j) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(k) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(l) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Confidential and Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate and Section 11(c)(2)(vi) of this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Confidential and Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(m) “Full Career Retirement” has the meaning attributed to such term in your employment agreement or offer letter with the Firm or, if you are not party to an employment agreement or offer letter with the Firm (or if such agreement or letter does not include a definition of “Full Career Retirement”), means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 11(c), and other than due to your death or Governmental Service Termination, on or after the date on which:

(1) you have attained age 50 and completed at least 12 years of service as a [    ]4 of the Firm or equivalent officer title; or

(2) you have attained age 50 and completed at least 15 years of service as an officer of the Firm at the level of [    ]5 or above; or

(3) you have completed at least 20 years of service with the Firm; or

(4) you have attained age 55 and have completed at least 5 years of service with the Firm and the sum of your age and years of service equals or exceeds 65.6

For the purposes of the foregoing definition, service with the Firm will include any period of service with the following entities and any of their predecessors:

(i) AB Asesores (“ABS”) prior to its acquisition by the Firm (provided that only years of service as a partner of ABS shall count towards years of service as an officer);

(ii) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;

(iii) Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;

(iv) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group;

(v) FrontPoint Partners LLC and its subsidiaries prior to its acquisition by the Firm; and

[4]	Specified officer title(s) in one or more specified business units.
[5]	Specified officer title(s) in one or more specified business units.
[6]	Age and service conditions specified in clauses (1) through (4) may vary from year to year.

(vi) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;

provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

(n) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(o) “Governmental Service Termination” means the termination of your Employment due to your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(p) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(q) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(r) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(s) “MS Average ROE” means Morgan Stanley’s return on average common shareholders’ equity excluding the impact of debt valuation adjustments during the three years included in the Performance Period.

(t) “MS ROE” means Morgan Stanley’s return on average common shareholders’ equity excluding the impact of debt valuation adjustments during the three years included in the Performance Period, where the return for each of the first, second and third years during the Performance Period will be weighted 20%, 30% and 50%, respectively. For example, if Morgan Stanley’s return on average common shareholders’ equity excluding the impact of debt valuation adjustments is 10%, 12% and 14% in the first, second and third year of the Performance Period, respectively, MS ROE would be 12.6%.

(u) “Performance Period” means the three-year period consisting of the reporting years of Morgan Stanley of [year of the Date of the Award, first year following the Date of the Award and second year following the Date of the Award].

(v) “Plan” means the 2007 Equity Incentive Compensation Plan, as amended.

(w) “Pro Ration Fraction” means a fraction, the numerator of which is the number of days starting with and inclusive of [January 1 immediately preceding the Date of the Award] and ending on the effective date of your termination of Employment and the denominator of which is the number of days in the period beginning on [January 1 immediately preceding the Date of the Award] and ending on the Scheduled Vesting Date.

(x) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided that: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Global Head of Human Resources (or if such position no longer exists, the holder of an equivalent position); (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment; and, provided further that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion; provided further, the Firm will not provide for Related Employment except to the extent such treatment is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your performance stock units convert to shares (or your dividend equivalents are paid) or to incur additional tax or interest under Section 409A. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(y) “Scheduled Conversion Date” means a date during [third year following the Date of the Award] determined by the Committee.

(z) “Scheduled Vesting Date” means [January 1 of the third year following the Date of the Award].

(aa) “Section 409A” means Section 409A of the Internal Revenue Code and any regulations thereunder.

(bb) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(cc) “Target Award” means the number of PSUs that has been communicated to you separately and that will be earned, subject to the other terms and conditions of this Award Certificate, if each of the multipliers set forth in Section 2(a) and 2(b) equals 1.

(dd) “Total Shareholder Return” or “TSR”, as it applies to Morgan Stanley’s common stock and each member of the Comparison Group’s common stock or American depository receipts (“ADRs”), as applicable, means the percentage change in value (positive or negative) over the Performance Period as measured by dividing (i) the sum of (A) the cumulative value of dividends and other distributions in respect of the common stock or ADR for the Performance Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between the common stock or ADR price on the first and last days of the Performance Period (calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period and the average of the adjusted closing prices over the 30-day trading period ending on the last day of the Performance Period), by (ii) the common stock or ADR price on the first day of the Performance Period, calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period.

(ee) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(ff) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/
[Name] [Title]